UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Benihana Inc.

(Name of Registrant as Specified In Its Charter)

Benihana of Tokyo, Inc.
Benihana Protective Trust dated June 8, 1998

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following materials may be used by representatives of the Benihana of Tokyo, Inc. (“BOT”) in discussions with stockholders of Benihana Inc. (the “Company”), in connection with BOT’s current solicitation of proxies for the Company’s 2004 Annual Meeting of Stockholders, scheduled for September 28, 2004. Accordingly, BOT is filing the following materials as definitive additional proxy materials pursuant to Section 14(a) of the Securities Exchange Act of 1934.

FOR IMMEDIATE RELEASE Contact: Arthur B. Crozier 212-750-5833

BENIHANA OF TOKYO ANNOUNCES ITS DISSIDENT SLATE ELECTED AT BENIHANA INC
(NASDAQ: BNHN) ANNUAL MEETING

New York, September 28, 2004. Benihana of Tokyo, Inc. (BOT) announced today that preliminary results show that its slate of nominees, Kevin Aoki and Lewis Jaffe, were elected at today’s contested Annual Meeting of Benihana, Inc. (NASDAQ: BNHN) stockholders by a substantial margin. BOT’s nominees opposed a slate nominated by management.

Lewis Jaffe commented, “I am gratified by the support provided by Benihana stockholders to my and Kevin’s candidacy. We thank the stockholders and commit to them that we will work as hard as we can to restore shareholder value and to ensure that the company is run for the benefit of all stockholders. We look forward to working with the other Board members and management in achieving those goals.”

Final results are expected to be released by the end of this week.

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